EXHIBIT 99.1

SP Bancorp, Inc. Reports Second Quarter 2011 Financial Results; Total Assets Up 20 Percent Over Past Year

PLANO, Texas, Aug. 5, 2011 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), today announced financial results for the Company's second quarter ended June 30, 2011. Total assets grew 20% to $266.0 million as of June 30, 2011 from $221.6 million as of June 30, 2010. Net loans increased by 18%, while deposits were up 15% for the comparable periods. Net income was $218,000 for the second quarter of 2011, or 13 cents per share.

"The Bank continued to execute our plan to grow both loans and deposits while leveraging our existing infrastructure. Second quarter results were solidly profitable; however, net income declined when compared to the same period in 2010, primarily due to increased credit costs from both our residential and commercial loan portfolios. In addition, our financial results were impacted by increased operating expenses as a result of becoming a public company late in 2010," said President and CEO Jeff Weaver. "We're pleased with the growth in our total assets. The Bank's new mortgage warehouse initiative showed earnings momentum in the second quarter, and we expect this business to continue to grow throughout the remainder of 2011. Although credit costs impacted our results in the short term, we are optimistic about the future and our ability to continue to grow the core earnings power of the Bank over the long term."

PERFORMANCE HIGHLIGHTS

  Total assets grew by 20%: Total assets increased 20% to $266.0 million as of June 30, 2011, compared to $221.6 million as of June 30, 2010.
  Net loans increased by 18%: Loan balances increased by $29.7 million, or 18%, to $194.3 million as of June 30, 2011 from $164.6 million as of June 30, 2010.
  Deposits grew by 15%: Deposits increased by $28.5 million, or 15%, to $215.0 million as of June 30, 2011 from $186.5 million as of June 30, 2010.
  Second quarter net interest income increased by $332,000: Net interest income for the three months ended June 30, 2011 increased to $2.3 million, compared to $1.9 million for the three months ended June 30, 2010.
  Second quarter net income decreased by $63,000: Net income decreased to $218,000 for the three months ended June 30, 2011, compared to $281,000 for the three months ended June 30, 2010. The decline resulted from increased credit costs, new expenses as a result of becoming a public company and additional personnel costs associated with the start up of the mortgage warehouse operation.
  Stockholders' equity remained strong: The Company reported $32.5 million in stockholders' equity at June 30, 2011, an increase of $15.2 million, which included net proceeds of $14.5 million raised in the stock offering completed on October 29, 2010, over the same quarter in 2010 and up slightly from $32.4 million reported at the end of the March 2011 quarter.
SP BANCORP, INC. FINANCIAL RESULTS
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
	(In thousands, except per share amounts)

SELECTED OPERATING DATA:

Interest income	$2,758	$2,493	$5,512	$5,075
Interest expense	478	545	929	1,112
Net interest income	2,280	1,948	4,583	3,963
Provision for loan losses	291	91	411	1,171
Net interest income after
provision for loan losses	1,989	1,857	4,172	2,792
Noninterest income	885	656	1,578	1,171
Noninterest expense	2,592	2,059	5,167	4,044
Income (loss) before income tax expense (benefit)	282	454	583	(81)
Income tax expense (benefit)	64	173	148	(39)
Net income (loss)	$218	$281	$435	$(42)
Basic and diluted earnings per share	$0.13	$N/A	$0.27	$N/A

SP BANCORP, INC. FINANCIAL RESULTS - CONTINUED
	June 30,	December 31,
	2011	2010
	(Unaudited)
	(In thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets	$266,004	$238,817
Total cash and cash equivalents	26,875	11,814
Securities available for sale, at fair value	22,384	22,076
Loans held for sale	3,969	3,589
Loans, net	194,346	191,065
Other real estate owned	1,783	--
Premises and equipment, net	4,510	4,637
FHLB of Dallas stock and other restricted stock, at cost	1,005	1,003
Bank-owned life insurance	6,076	--
Other assets (1)	5,056	4,633
Deposits	215,013	188,244
Borrowings	15,983	15,987
Stockholders' equity	32,492	32,104

(1) Includes fixed annuity investment, accrued interest receivable, deferred tax assets and other assets.

Asset Quality Ratios:

Nonperforming loans to total loans	4.82%	2.78%
Nonperforming assets to total assets	4.28%	2.28%
Allowance for loan losses to non-
performing loans at end of period	19.34%	39.23%
Allowance for loan losses to total loans
at end of period	0.93%	1.09%

SP BANCORP, INC.

RESULTS OF OPERATIONS - THREE MONTHS ENDED JUNE 30, 2011 AND 2010

The decrease in net income for the quarter ended June 30, 2011 reflected an increase of $533,000 in noninterest expense, a $200,000 increase in the provision for loan losses, partially offset by a $332,000 increase in net interest income, a $229,000 increase in noninterest income and a $109,000 decrease in income tax expense.

Net interest income increased by $332,000, or 17.0%, to $2.3 million for the quarter ended June 30, 2011 from $1.9 million for the quarter ended June 30, 2010, as our average net interest-earning assets increased to $26.2 million from $13.8 million. In addition, our net interest rate spread increased to 3.61% from 3.55%, and an 8 basis point increase in our net interest margin to 3.70% from 3.62%.

We recorded a provision for loan losses of $291,000 for the quarter ended June 30, 2011, compared to a provision for loan losses of $91,000 for the quarter ended June 30, 2010.

The $200,000 increase in the provision for loan losses was, in part, attributable to increased loss exposures in the loan portfolio, and included  a specific allowance of $133,000 on one single-family residential property.

Noninterest income increased by $229,000, or 34.9%, to $885,000 for the quarter ended June 30, 2011 from $656,000 for the quarter ended June 30, 2010. The increase was due primarily to an increase in gains from the sale of mortgage loans and securities.

Noninterest expense increased by $533,000, or 25.9%, to $2.6 million for the quarter ended June 30, 2011 from $2.1 million for the quarter ended June 30, 2010. This increase was primarily attributable to an increase in compensation, including mortgage commissions and additional personnel associated with the start up of the mortgage warehouse business, higher professional and outside services and other noninterest expenses related to becoming a public company.

RESULTS OF OPERATIONS – SIX MONTHS ENDED JUNE 30, 2011 AND 2010

The increase in net income for the six months ended June 30, 2011 reflected an increase of $620,000 in net interest income, a $760,000 decrease in the provision for loan losses and a $407,000 increase in noninterest income, partially offset by a $1.1 million increase in noninterest expense and a $187,000 increase in income tax expense.

Net interest income increased by $620,000, or 15.6%, to $4.6 million for the six months ended June 30, 2011 from $4.0 million for the six months ended June 30, 2010, as our average net interest-earning assets increased to $30.0 million from $14.6 million. In addition, our net interest rate spread increased to 3.71% from 3.57%, and our net interest margin increased 18 basis points to 3.82% from 3.64%.

We recorded a provision for loan losses of $411,000 for the six months ended June 30, 2011, compared to a provision for loan losses of $1.2 million for the six months ended June 30, 2010.   The $760,000 decrease in the provision for loan losses was primarily attributable to a specific allowance of $604,000 on a commercial real estate loan during the six months ended June 30, 2010.

Noninterest income increased by $407,000, or 34.8%, to $1.6 million for the six months ended June 30, 2011 from $1.2 million for the six months ended June 30, 2010. The increase was due primarily to an increase in gains from the sale of mortgage loans and securities.

Noninterest expense increased by $1.1 million, or 27.8%, to $5.2 million for the six months ended June 30, 2011 from $4.1 million for the six months ended June 30, 2010. This increase was primarily attributable to an increase in compensation, including mortgage commissions and additional personnel costs associated with the start up of the mortgage warehouse business, higher professional and outside services, costs of operations from other real estate owned and other noninterest expenses related to becoming a public company.

COMPARISON OF FINANCIAL CONDITION DATA – JUNE 30, 2011 AND DECEMBER 31, 2010

Total assets increased by $27.2 million, or 11.4%, to $266.0 million at June 30, 2011 from $238.8 million at December 31, 2010. The increase was primarily the result of an increase in cash and cash equivalents, investment in bank-owned life insurance and loans, which were funded by customer deposits.

Net loans increased by $3.3 million, or 1.7%, to $194.4 million at June 30, 2011 from $191.1 million at December 31, 2010, as a result of new customer deposits.  Our commercial real estate loan portfolio increased $2.2 million to $31.5 million at June 30, 2011.

Deposits increased by $26.8 million, or 14.2%, to $215.0 million at June 30, 2011 from $188.2 million at December 31, 2010. The increase resulted primarily from deposit inflows from existing customers.

Stockholders' equity was $32.5 million and $32.1 million at June 30, 2011 and December 31, 2010, respectively. The increase is due primarily to net income for the six months ended June 30, 2011 of $435,000.

On October 29, 2010, Share Plus Federal Bank completed its conversion from a federal mutual savings bank to a capital stock savings bank. A new holding company, SP Bancorp, Inc., was established as part of the conversion. The public offering was consummated through the sale and issuance by SP Bancorp, Inc. of 1,725,000 shares of common stock at $10 per share. Net proceeds of $14.5 million were raised in the stock offering, after deduction of conversion costs of $2.0 million and excluding $828,000 which was loaned by the Company to a trust for the Employee Stock Ownership Plan (the "ESOP") at closing. The Bank's ESOP is authorized to purchase up to 138,000 shares of common stock. The ESOP purchased 67,750 of those shares in the offering and 24,947 in the open market through June 30, 2011. The remaining 45,303 shares are expected to be purchased in the near term.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

CONTACT: Investor Contact
         Jeffrey Weaver, President and CEO
         972.931.5311